Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 20, 2025, relating to the financial statements and financial highlights of Potomac Defensive Bull Fund, Potomac Managed Volatility Fund, Potomac Tactical Opportunities Fund, and Potomac Tactical Rotation Fund, each a series of PFS Funds, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 27, 2025